Exhibit 99.2

EXECUTIVE OFFICERS AND DIRECTORS OF KIMBELL ART FOUNDATION

Name	Position at Kimbell Art Foundation	Principal Occupation (if other than Position at Kimbell Art Foundation)	Name, Principal Business and Address of Organization in which Principal Occupation is Conducted

Kay C. Fortson	President, Chief Executive Officer and Chairman of the Board	N/A	N/A

Ben J. Fortson	Vice President, Chief Investment Officer and Director	President and Chief Executive Officer of Fortson Oil Company	Fortson Oil Company (oil and gas exploration and development) 306 W. 7th Street, Suite 901 Fort Worth, Texas 76102

Kimbell F. Wynne	Vice President and Director	N/A	N/A

Brenda A. Cline	Executive Vice President, Chief Financial Officer, Secretary and Treasurer	N/A	N/A

Susan R. Drake	Assistant Secretary and Assistant Treasurer	N/A	N/A

Lisa W. Alcorn	Director	N/A	N/A

Lisa F. Burton	Director	N/A	N/A

Kimberly W. Darden	Director	N/A	N/A

Karen F. Davis	Director	N/A	N/A

Anne W. Marion	Director	Chairman of Burnett Companies	Burnett Oil Company, Inc. and Burnett Ranches, LLC (oil and gas exploration and production) 801 Cherry Street, Suite 1500, Unit #9 Fort Worth, Texas 76102